EXHIBIT 10.32

ACCESS Pharmaceuticals, Inc.
1325 Avenue of the Americas, 27th Floor
New York, New York  10019

September 19, 2014

Mr. Harrison G. Wehner, III
322 King Caesar Road
Duxbury, MA  02332

Re:           Employment Letter Agreement

Dear Mr. Wehner:

As we have agreed, the following shall set forth and constitute an offer of employment between you and Access Pharmaceuticals, Inc. (the “Company”), based upon the terms and conditions set forth herein.

1.           Title.  You shall hold the title of President and Chief Financial Officer of the Company, with the attendant responsibilities and perquisites of such position within the Company.

2.           Cash Compensation.  You shall earn a base salary of $350,000 per year, subject to annual increases each year, at the discretion of the Company’s Board of Directors.  You will be entitled to a merit bonus up to 30% of the base salary at the discretion of the Compensation Committee of the Board of Directors.

3.           Stock Options.  You shall receive upon commencement of employment, subject to approval of the Company’s Board of Directors, options to purchase 4,000,000 shares of the Company’s common stock at the current market price at the time of such Board approval, which shall vest in equal annual installments over a period of four years from the date of grant (the “Options”).  Subject to the terms and provisions of the Company’s employee stock option plan, the Options shall be in the form customarily used by the Company including, without limitation, a ten (10) year exercise period.

4.           Fringe Benefits.  You shall be entitled to such fringe benefits as are accorded other employees of similar rank within the Company.

5.           Effective Date.  The Company and you agree that this Agreement will become effective as of the date above, and cash compensation and fringe benefits will accrue until the closing of the planned equity offering.

6.           Confidential Information.  The Executive shall maintain in confidence and not use the Proprietary Information (as defined below) to the disadvantage of the Company during the Term and for a period of five (5) years following termination of this Agreement for any reason.  Maintaining the Proprietary Information in confidence shall include refraining from disclosing Proprietary Information to any third party and refraining from using the Proprietary Information for the account of the Executive or of any other person or business entity.  The Executive agrees not to make any copies of the Proprietary Information and promptly upon request, whether during or after the Term, to return to the Company any and all documentary or other tangible evidence of the Proprietary Information and any copies of the same that may be in the Executive's possession or under the Executive's control.  "Proprietary Information" includes all clinical and laboratory data and derivatives thereof, clinical and scientific documents, protocols, investigator’s brochures, data collection tools, study reports, product formulations, product designs and functions, programs, manuals, tradenames, trademarks, service marks or other material registered or otherwise protected or protectable under state, federal, or foreign patent, trademark, copyright, or similar laws; all trade or business secrets of the Company and any technical, scientific, or business materials that are treated by the Company as confidential, including, but not limited to, information concerning:  customer or vendor lists, salaries and fees paid by the Company, general business operations, ideas, discoveries, costs, profits, sales, marketing strategies, distribution procedures, methods of doing business, servicing clients, customer relations, business forms developed by or for the Company, proposals and contracts, documentation and drawings, all whether in writing, oral or machine-readable form, software programs, however embodied, diagnostic techniques, and information obtained by or given to the Company about or belonging to its customers, potential customers or others.  Proprietary Information does not include information in the public domain.

IN WITNESS WHEREOF, the parties herein have caused this Agreement to be executed by their duly authorized officer, as of the date first-above written.

Very truly yours,

ACCESS PHARMACEUTICALS

/s/ Jeffrey B. Davis

ACCEPTED AND AGREED
As of the date about written,

/s/ Harrison Wehner
Harrison G. Wehner, III